UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2011

ETHAN ALLEN INTERIORS INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11692	06-1275288
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Ethan Allen Drive Danbury, CT	06811
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 743-8000

                                        Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Compensatory Arrangements of Certain Officers.

As of September 27, 2011, the Company’s Compensation Committee approved and on September 29, 2011 the independent members of the Company Board of Directors ratified, subject to the approval of the incentive components by stockholders, the terms of the New Employment Agreement between the Company and Mr. Kathwari.  Pursuant to the New Employment Agreement dated September 30, 2011 and effective October 1, 2011, the Company agreed to continue to employ Mr. Kathwari and Mr. Kathwari agreed to remain as Chairman, President and Principal Executive Officer of the Company and Ethan Allen Global, Inc., for a period of approximately five years, with two automatic one-year extensions commencing on each of July 1, 2016 and July 1, 2017 (“New Anniversary Date”) unless notice is given by either Mr. Kathwari or the Company, not later than nine (9) months prior to a New Anniversary Date.  Pursuant to the terms of the New Employment Agreement, Mr. Kathwari will continue to receive the current base salary of $1,150,050 per year throughout the term of the New Employment Agreement.

Mr. Kathwari will be entitled to an annual incentive bonus based upon the Company’s Operating Income.  Mr. Kathwari’s incentive bonus for a given fiscal year will be based upon the amount by which the Company’s Operating Income for the fiscal year exceeds the applicable threshold amount specified below (each a “New Threshold”) .

Operating Income	Annual Incentive Bonus
Less than $25 million	$0
At least $25 million	Two percent (2%) of such threshold
Over $25 million, up to $50 million	The above, plus four and one-half percent (4.5%) of such excess
Over $50 million, up to $90 million	The above, plus three and one-half percent (3.5%) of such excess
Over $90 million	The above, plus one and one-half percent (1.5%) of such excess

The annual Incentive Bonus for each fiscal year following the fiscal year ending June 30, 2012 also shall be based upon the above formula; provided, however that the Operating Income thresholds each shall be increased by $2 million in each fiscal year following the fiscal year ending June 30, 2012.

 Pursuant to the New Employment Agreement, Mr. Kathwari was granted the following options:  (i) as of October 1, 2011, ten-year stock options to purchase 300,000 shares of Common Stock, at an exercise price of $13.61 per share (the price of a share of Common Stock on the New York Stock Exchange as of the close of business on September 30, 2011 as the date of grant is a Saturday), which vests at a rate of 60,000 stock options on each June 30, up to and including June 30, 2016; (ii) as of October 1, 2011, 105,000 shares of Restricted Stock, which vests at a rate of 21,000 shares per year over the initial five (5) year term of the New Employment Agreement.

In the event Mr. Kathwari’s employment with the Company is terminated by reason of death or disability, he (or his estate) will receive salary continuation for twelve (12) months, an annual incentive bonus in respect of the full fiscal year in which the date of termination occurs, accelerated vesting of all restricted stock and options awarded and granted under the New Employment Agreement, deferred compensation, life and disability insurance premiums, expense reimbursement and such other and customary benefits as the Company provides to it employees.

If Mr. Kathwari’s employment is terminated by the Company without “cause”, or by Mr. Kathwari “for good reason” he will receive salary continuation for twenty-four (24) months and a severance payment not to exceed $2 million dollars, one additional year of vesting, for all outstanding stock options or restricted stock awards granted pursuant to the New Employment Agreement, life and disability insurance premiums, health and welfare benefits.  Mr. Kathwari will also be subject to a twenty-four (24) month “non compete” restrictive covenant.

If Mr. Kathwari’s employment is terminated as a result of a change in control, he will receive salary continuation for twenty-four (24) months plus a severance payment not to exceed $2 million dollars, immediate vesting of all outstanding stock options or restricted stock awards granted pursuant to the New Employment Agreement, life and disability premiums, health and welfare benefits.  Mr. Kathwari will also be subject to a twenty-four (24) month “non compete” restrictive covenant granted by Mr. Kathwari for the benefit of the Company.  If the payments described in this paragraph would constitute a “parachute payment” under Section 280G of the Code and subject Mr. Kathwari to an excise tax under Section 4999 of the Code, then the payments will be reduced to the extent necessary such that Mr. Kathwari will not be subject to an excise tax.  However, such payments will not be reduced if, without the reduction, Mr. Kathwari would be entitled to receive and retain, on a net after-tax basis, a greater amount than he would be entitled to receive and retain after such reduction.

If Mr. Kathwari’s employment is terminated for “cause”, Mr. Kathwari will receive, in addition to payment of all compensation due or unreimbursed expenses as of the date of termination, deferred compensation in accordance with the terms of the applicable arrangement, as well as payment of life and disability insurance premiums and such other and customary benefits as the Company provides to it employees.

If Mr. Kathwari’s employment is terminated as a result of retirement, by Mr. Kathwari, he will receive his salary to the date of termination plus a prorated annual incentive bonus in respect of the fiscal year in which the date of termination occurs. There is no accelerated vesting of any restricted stock or options and any unvested equity awards will be forfeited.  He will receive deferred compensation in accordance with the terms of the applicable arrangement, as well as payment of life and disability insurance premiums, health and welfare benefits, and such other and customary benefits as the Company provides for its employees.

The foregoing description of the Employment Agreement are qualified in their entirety by reference to such agreement, which is filed herewith.  A copy of the Employment Agreement is filed as Exhibit 10 (i) to this Form 8-K and is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit Number	Description
	10(i)	Employment Agreement between the Company and M. Farooq Kathwari dated October 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETHAN ALLEN INTERIORS INC.
Date: October 5, 2011	By:	/s/ M. Farooq Kathwari
M. Farooq Kathwari
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10(i)	Employment Agreement between the Company and M. Farooq Kathwari dated October 1, 2011